Exhibit 99.2

News Release – July 9, 2010
Franklin Financial Services Corporation
Kenneth C. Ditzler (717) 261-3665

Franklin Financial announces regular 3rd Quarter dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.27 per share regular cash dividend for the third quarter of 2010.

Total regular cash dividends paid during the first three quarters of 2010 will be $.81 per share, matching the per share cash dividend paid during the same period in 2009.  The third quarter cash dividend will be paid on August 27, 2010 to shareholders of record at the close of business on August 6.

Franklin Financial is the largest independent, locally owned and operated bank holding company in Franklin County with assets of approximately $987 million.  Its wholly-owned subsidiary, F&M Trust Company, has twenty-five community banking offices located throughout Cumberland, Franklin, Fulton, and Huntingdon Counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.